Exhibit 99.3
Unaudited Pro Forma Financial Information as of and for the Nine Months Ended September 30, 2009 and for the Year Ended December 31, 2008.
Introduction to Unaudited Pro Forma Condensed Combined Financial Statements
     On November 16, 2009, Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”) completed its acquisition of Proteolix, Inc. (“Proteolix”), a privately held biopharmaceutical company focused on discovering and developing novel therapies that target the proteasome for the treatment of hematological malignancies and solid tumors.
     The merger is accounted for under the purchase method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, formerly known as Statement of Financial Accounting Standards No. 141R, “Business Combinations.” Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Proteolix based on their estimated fair values. Management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Proteolix that existed as of the date of completion of the merger.
     These unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Onyx and Proteolix been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Onyx’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008, Onyx’s unaudited condensed financial statements included in its Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference herein, and Proteolix’s audited financial statements for the year ended December 31, 2008 and Proteolix’s unaudited financial statements for the nine months ended September 30, 2009, which are included elsewhere herein.

ONYX PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2009
(in thousands)

	Historical		Pro forma		Pro forma as
	Onyx	Proteolix	adjustments		adjusted
ASSETS
Current assets:
Cash and cash equivalents	$334,907	$25,016	$(276,000)	(a)	$89,709
	—	—	5,786	(b)
Restricted cash	—	—	27,600	(c)	27,600
Marketable securities, current	469,763	—	—		469,763
Receivable from collaboration partner	51,444	—	—		51,444
Prepaid expenses and other current assets	7,389	275	—		7,664

Total current assets	863,503	25,291	(242,614)		646,180
Marketable securities, non-current	38,410	—	—		38,410
Property and equipment, net	3,124	4,917	(300)	(d)	7,741
Goodwill	—	—	184,485	(e)	184,485
Intangible asset — in process research & development	—	—	438,800	(f)	438,800
Other assets	9,014	76	—		9,090

Total assets	$914,051	$30,284	$380,371		$1,324,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,347	$1,957	$—		$3,304
Accrued liabilities	8,115	2,395	924	(g)	11,434
Accrued clinical trials and related expenses	6,758	5,062	—		11,820
Accrued compensation	6,668	1,814	1,963	(h)	10,445
Notes payable, current	—	5,009	—		5,009
Purchase consideration held in escrow account	—	—	27,600	(c)	27,600
Warrant liability	—	413	(413)	(i)	—
Deferred rent, current	—	670	(670)	(j)	—
Liability for contingent consideration, current	—	—	40,000	(k)	40,000

Total current liabilities	22,888	17,320	69,404		109,612

Liability for contingent consideration, non-current	—	—	159,000	(k)	159,000
Accrued property lease liability	—	—	4,682	(l)	4,682
Deferred rent and lease incentives	986	4,776	(4,776)	(j)	986
Convertible senior notes due 2016	141,559	—			141,559
Deferred tax liability	—	—	157,090	(m)	157,090
Notes payable, non-current	—	3,159	—		3,159

Commitments and contingencies

Convertible preferred stock	—	139,862	(139,862)	(n)	—

Stockholders’ equity:
Common stock	62	5	(5)	(n)	62
Receivable from stock option exercises	(315)	—	—		(315)
Additional paid-in capital	1,198,717	1,562	(1,562)	(n)	1,198,717
Accumulated other comprehensive loss	(808)	—	—		(808)
Accumulated deficit	(449,038)	(136,400)	136,400	(n)	(449,038)

Total stockholders’ equity	748,618	(134,833)	134,833		748,618

Total liabilities and stockholders’ equity	$914,051	$30,284	$380,371		$1,324,706

See accompanying notes to unaudited pro forma condensed combined financial statements

ONYX PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2009
(in thousands, expect per share amounts)

	Historical		Pro forma		Pro forma as
	Onyx	Proteolix	adjustments		adjusted
Revenue:
Revenue from collaboration agreement	$183,074	$—	$—		$183,074

Total operating revenue	183,074	—	—		183,074
Operating expenses:
Research and development	92,478	33,894	(90)	(1)	126,282
Selling, general and administrative	68,899	6,550	(23)	(1)	75,233
			(193)	(2)
Restructuring charges	—	1,160	—		1,160

Total operating expenses	161,377	41,604	(306)		202,675

Income (loss) from operations	21,697	(41,604)	306		(19,601)
Investment income and other expense, net	3,108	(113)	—		2,995
Interest expense	(2,255)	(1,019)	—		(3,274)

Income (loss) before provision for income taxes	22,550	(42,736)	306		(19,880)
Provision (benefit) for income taxes	878	—	(878)	(3)	—

Net income (loss)	$21,672	$(42,736)	$1,184		$(19,880)

Net income (loss) per share:
Basic	$0.37				$(0.34)
Diluted	$0.37				$(0.34)

Shares used in computing net income (loss) per share:
Basic	58,201		—		58,201
Diluted	58,511		(310)	(4)	58,201
See notes to unaudited pro forma condensed combined financial statements

ONYX PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(in thousands, expect per share amounts)

	Historical		Pro forma		Pro forma as
	Onyx	Proteolix	adjustments		adjusted
Revenue:
Revenue from collaboration agreement	$194,343	$—	$—		$194,343

Total operating revenue	194,343	—	—		194,343
Operating expenses:
Research and development	123,749	40,514	(120)	(5)	164,143
Selling, general and administrative	80,994	7,023	(30)	(5)	87,638
	—	—	(349)	(6)	—

Total operating expenses	204,743	47,537	(499)		251,781

Income (loss) from operations	(10,400)	(47,537)	499		(57,438)
Investment income and other expense, net	12,695	461	—		13,156
Interest expense	—	(1,237)	—		(1,237)

Income (loss) before provision for income taxes	2,295	(48,313)	499		(45,519)
Provision (benefit) for income taxes	347	—	(347)	(7)	—

Net income (loss)	$1,948	$(48,313)	$846		$(45,519)

Net income (loss) per share:
Basic	$0.03				$(0.81)
Diluted	$0.03				$(0.81)

Shares used in computing net income (loss) per share:
Basic	55,915				55,915
Diluted	56,765		(850)	(8)	55,915
See notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.	Basis of Presentation

On November 16, 2009 (the Closing Date), Onyx completed the acquisition of Proteolix whereby Proteolix became a wholly-owned subsidiary of Onyx in a transaction accounted for using the purchase method of accounting in accordance with ASC Topic 805.

2.	Purchase Price

The total consideration paid by Onyx to Proteolix security holders at closing consisted of $276.0 million in cash, of which $27.6 million was placed in an escrow account and will be held until December 31, 2010 to secure the indemnification rights of Onyx and other indemnitees with respect to certain matters, including breaches of representations, warranties and covenants of Proteolix included in the Merger Agreement. In addition, Onyx may be required to pay up to an additional $575.0 million in earnout payments upon the receipt of certain regulatory approvals and the satisfaction of other milestones. Subject to the terms and conditions set forth in the Merger Agreement, Onyx may, in its sole discretion, make any of the earnout payments (with the exception of the first earnout payment of $40.0 million) that become payable to former holders of Proteolix preferred stock in the form of cash, shares of Onyx common stock or a combination thereof.

In accordance with ASC Topic 805, the contingent payment obligations are included in the purchase price allocation and are recorded as a current liability for the first earnout payment and a long-term liability for the remaining earnout payments at estimated fair value on the Closing Date. The estimated fair value of this long-term liability is based on management’s assessment of whether, as of the Closing Date, the specified milestone events would be achieved, and of the present value factors associated with the timing of the milestone achievement.

In accordance with ASC Topic 805, management will remeasure the fair value of the contingent payment obligations at each reporting period, with any changes in fair value being recorded in the current period’s Consolidated Statement of Operations.

For purposes of presentation in the unaudited pro forma condensed combined financial information, the estimated purchase price for Proteolix is $475.0 million, as follows (in thousands):

Cash consideration	$276,000
Contingent consideration (earn-out payments) at estimated fair value:	199,000

Total consideration transferred	$475,000

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Proteolix’s net tangible and intangible assets based on their estimated fair values as of the Closing Date. The preliminary allocation of the purchase price to the net assets acquired is as follows (in thousands):

Net working capital (including cash)	$19,849
Depreciable property and equipment	4,617
Additional liabilities assumed	(2,887)
Current and non-current notes payable assumed	(8,168)
Deferred tax liability	(157,090)
Other long-term assets	76
Accrued property lease liability	(4,682)
Intangible asset — in process research and development	438,800
Goodwill	184,485

Total net assets acquired	$475,000

The current and non-current notes payable assumed by Onyx as a result of the acquisition were subsequently paid off.

In August 2009, the Company issued, through an underwritten public offering, $230.0 million aggregate principal amount of 4.0% convertible senior notes due 2016. The impact of the convertible senior notes was excluded from this presentation as Onyx had enough cash on hand for this acquisition.

3.	Unaudited Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the purchase price, to reflect amounts related to Proteolix’s net tangible and intangible assets at an amount equal to the estimated fair values on the Closing Date, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible and intangible assets, and to reflect the income tax effect related to the pro forma adjustments.

The pro forma combined income tax benefit does not necessarily reflect the amounts that would have resulted had Onyx and Proteolix filed consolidated income tax returns during the periods presented.

Onyx has not identified any significant pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.
          Pro Forma Condensed Combined Balance Sheet as of September 30, 2009
(a)	Reflects the total cash consideration paid on the Closing Date to Proteolix security holders of $276.0 million.

(b)	Net proceeds from options exercised and redeemed of Proteolix security holders.

(c)	Of the total cash consideration, 10%, or $27.6 million, was placed in an escrow account and will be held until December 31, 2010 to secure the indemnification rights of Onyx and other indemnities with respect to certain matters, including breaches of representations, warranties and covenants of Proteolix included in the Agreement and Plan of Merger. Reflects the 10% amount recorded as restricted cash and an acquisition liability.

(d)	Reflects the adjustments to the historical amounts of Proteolix’s depreciable fixed assets to arrive at the estimated fair values on the Closing Date.

(e)	Reflects the portion of the purchase price allocated to goodwill based on the estimated fair value of the total purchase price consideration less the estimated fair values assigned to identifiable tangible and intangible assets acquired and liabilities assumed on the Closing Date.

(f)	Reflects the portion of the purchase price allocated to in-process research and development (IPR&D) intangible assets acquired as part of the acquisition based on the fair values assigned on the Closing Date.

(g)	Reflects the estimated fair value adjustments of liabilities assumed as a result of the acquisition totaling $0.9 million.

(h)	Reflects the accrual of change of control obligations for employees of Proteolix that became due at the Closing Date totaling $2.0 million.

(i)	Reflects the adjustment to the warrant liability for preferred shareholders that was eliminated as a result of the acquisition.

(j)	Reflects the elimination of Proteolix deferred rent to reflect its fair value of zero as a result of the acquisition.

(k)	Reflects the estimated fair value of the additional contingent consideration due to Proteolix security holders upon the achievement of specified milestones with a portion expected to be due in 2010 recorded as a current liability.

(l)	Reflects the estimated fair value of the liability associated with a Proteolix operating lease that had rent obligations greater than the market rate for similar facilities.

(m)	Reflects the estimated adjustments to net deferred taxes associated with the in-process research and development intangible asset recognized in the acquisition.

(n)	Reflects the elimination of Proteolix historical equity.
          Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2009
(1)	Reflects the elimination of depreciation expense recorded for nine months by Proteolix for the depreciable property and equipment written down to fair value as of the acquisition.

(2)	Reflects the adjustment to rent expense incurred by Proteolix for nine months due to amortization of the acquired lease liability relating to the difference between the rent obligation per the lease and an estimated market rent for similar facilities.

(3)	Reflects the elimination of the provision for income taxes resulting from the pro forma combined net loss.

(4)	Reflects the adjustment to diluted weighted average shares outstanding to equal the basic weighted average shares outstanding as a result of the pro forma combined net loss.
          Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008
(5)	Reflects the elimination of depreciation expense recorded for the year by Proteolix for the depreciable property and equipment written down to fair value as of the acquisition.

(6)	Reflects the adjustment to rent expense incurred by Proteolix for the year due to amortization of the acquired lease liability relating to the difference between the rent obligation per the lease and an estimated market rent for similar facilities.

(7)	Reflects the elimination of the provision for income taxes resulting from the pro forma combined net loss.

(8)	Reflects the adjustment to diluted weighted average shares outstanding to equal the basic weighted average shares outstanding as a result of the pro forma combined net loss.